SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rural Cellular Corporation

(Exact name of registrant as specified in charter)

Minnesota	41-1693295
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement number to which this form relates:   Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so Registered	Name of each exchange on which each class is to be registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Preferred Share Purchase Right

(Title of class)

This Amendment No. 2 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Rural Cellular Corporation on May 19, 1999 and the information set forth on Form 8-A/A-1 filed by Rural Cellular Corporation on April 18, 2000.

Item 1.	Description of Registrant’s Securities to be Registered.

As previously reported, on July 29, 2007, Rural Cellular Corporation (the "Company"), Verizon Wireless ("Verizon") and Airtouch Cellular ("Holdings") entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which an indirect wholly-owned subsidiary of Verizon ("Merger Sub") will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a subsidiary of Verizon.

Also on July 29, 2007, prior to the execution of the Merger Agreement, the board of directors of the Company approved the Second Amendment (the "Amendment") to the Class A Share Rights Agreement, dated as of April 30, 1999, as amended on March 31, 2000, between the Company and Wells Fargo Bank, N.A., as successor rights agent (as so amended, the "Rights Agreement").

The Amendment, among other things, renders the Rights Agreement inapplicable to Verizon, Holdings and Merger Sub solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, (iii) the consummation of the Merger or (iv) the consummation of any other transaction contemplated by the Merger Agreement. The Amendment also provides that the Rights Agreement shall expire immediately prior to the effective time of the Merger, if the Rights Agreement has not otherwise terminated. If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.

As of July 26, 2007, there were 15,409,466 shares of the Company's Class A common stock issued and outstanding.

A complete description of the Rights Agreement and the Series A Preferred Share Purchase Rights is provided in Item 1 of the Company's Form 8-A filed May 19, 1999, and such description is incorporated by reference herein except to the extent modified or superseded by the foregoing and the Amendment to the Class A Share Rights Agreement, dated March 31, 2000 and filed on the Company's Form 8-A/A-1 filed April 18, 2000.

Item 2.	Exhibits.

4.1

Class A Share Rights Agreement, dated April 30, 1999, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A filed May 19, 1999).

4.2

Amendment to the Class A Share Rights Agreement, dated March 31, 2000, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent (incorporated by reference to Exhibit 1-A to Registrant's Registration Statement on Form 8-A/A-1 filed April 18, 2000).

4.3	Second Amendment to Class A Share Rights Agreement, dated July 29, 2007, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RURAL CELLULAR CORPORATION

By: /s/ Richard Ekstrand
Name:	Richard Ekstrand
Title:	President and Chief Executive Officer

August 1, 2007

EXHIBIT INDEX

No.	Exhibit

4.1

Class A Share Rights Agreement, dated April 30, 1999, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A filed May 19, 1999).

4.2

Amendment to the Class A Share Rights Agreement, dated March 31, 2000, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent (incorporated by reference to Exhibit 1-A to Registrant's Registration Statement on Form 8-A/A-1 filed April 18, 2000).

4.3	Second Amendment to Class A Share Rights Agreement, dated July 29, 2007, between Rural Cellular Corporation and Wells Fargo Bank, N.A., as successor rights agent.